Exhibit 5.1

[●], 2022

InterPrivate II Acquisition Corp.

1350 Avenue of the Americas

New York, NY 10019

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to InterPrivate II Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of up to [●] shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”), issuable pursuant to the Agreement and Plan of Merger, dated as of May 11, 2022 (the “Merger Agreement”), by and among the Company, TMPST Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Company, TMPST Merger Sub II LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, and Getaround, Inc., a Delaware corporation.

In connection with the furnishing of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Registration Statement;

(ii)	the Merger Agreement;

(iii)	the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on March 4, 2021;

(iv)	the Company’s Bylaws;

(v)	resolutions of the board of directors of the Company; and

(vi)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, the veracity of the Documents, and the legal capacity of all individuals executing any of the Documents. For the purposes of the opinion set forth below, we have also assumed that (i) in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance and (ii) before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived. As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware as currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

GREENBERG TRAURIG, LLP